EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 1st day of November 2004 (the “Effective Date”), by and between Precis, Inc. (the “Company”), an Oklahoma corporation, and Robert L. Bintliff, an individual (the “Executive”) (the Company and the Executive are collectively referred to as the “parties” or are individually referred to as the “party”).

RECITALS

WHEREAS, the Company deems the services of the Executive to be of great and unique value to the business of the Company and the Company desires to assure both itself of continuity of management and the Executive of continued employment; and

WHEREAS, the Executive is a key management employee of the Company and is presently making and is expected to continue making substantial contributions to the Company; and

WHEREAS, it is in the best interests of the Company and its shareholders to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Company desires to induce the Executive to remain in the employ of the Company by providing to the Executive additional amounts of compensation and severance benefits; and

WHEREAS, the Executive is willing to remain in the employ to the Company in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.                                      Term.  The Company shall employ the Executive for a period of three years commencing on the date hereof (the “Initial Term”), unless such employment shall be terminated earlier as provided in this Agreement.  The employment of the Executive shall continue after the Initial Term for successive periods of one year duration (the “Extended Term”) on the same terms and conditions contained herein, until terminated in accordance with the terms of this Agreement.

2.                                      Nature of Services; Employment; Duties; Employment Evaluations.

2.1                               Executive Services.  The Company hereby employs the Executive for the Term as the Executive Vice President and Chief Financial Officer of the Company.  The Executive shall perform reasonable services in a timely and satisfactory fashion, to the best of the Executive’s ability and effort, as may, from time to time, be prescribed and directed by the Chief Executive Officer (“CEO”), and/or the Board of Directors of the Company (“the “Board”), or such other individual(s) designated by the CEO and/or the Board.  The Executive hereby accepts employment and agrees to devote the Executive’s entire business time, attention and energies in performing such duties and undertaking such responsibilities as are customarily performed by others holding executive officer positions similar to that held by and assigned to the Executive in similar businesses, subject to the general and customary supervision of the Company’s CEO and/or the Board.

2.2                               Compliance with Policies and Code of Conduct.  At all times during the Executive’s employment, the Executive agrees to serve the Company fully, diligently and competently, and to the best of the Executive’s ability, experience and talent, to strictly adhere to, sign, acknowledge, and obey all rules, regulations, handbooks, covenants and, policies and code of conduct of the Company, now in effect and as may be adopted, modified, expanded or contracted from time to time.

2.3                               Place of Performance; Support Facilities.  The principal places of employment of the Executive shall be at the Company’s principal executive offices in Grand Prairie, Texas or within the Dallas/Fort. Worth metropolitan area.  In performing the duties and fulfilling the responsibilities to be performed and fulfilled by the Executive under this Agreement, the Executive shall be provided with reasonable facilities, services, and support.  The Executive will be required to maintain a residence in the Dallas/Fort Worth metropolitan area.

2.4                               Devotion of Full Time and Attention; Conflicts of Interest.  At all time during the Executive’s employment, the Executive agrees, to devote the Executive’s best efforts, time, attention and energies to the performance of the duties and responsibilities assigned to the Executive pursuant to this Agreement or otherwise.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and its stockholders, and to do no act that would injure the Company’s business, its interests, or its reputation.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its Affiliates, involves a possible conflict of interest.  In keeping with the Executive’s fiduciary duties to the Company and its stockholders, Executive agrees that Executive will not knowingly become involved in a conflict of interest with the Company or its Affiliates, or upon discovery thereof, allow such a conflict to continue.  Moreover, Executive agrees that Executive shall disclose to or discuss with the Company’s General Counsel any facts or circumstances that might involve such a conflict of interest that has not been disclosed in writing to and approved by the Company’s Board of Directors.  The Executive shall not, without the prior written disclosure to and consent of the Company’s Board of Directors, directly or indirectly, render services of a business, professional or commercial nature to or for the Executive’s own account or any other person, firm or entity that engages in any other business or activity, whether or not competitive with that of the Company or any Affiliate of the Company.

2.5                               Resolution of Conflicts of Interest.  The Executive and the Company recognize that it is difficult and practically impossible to provide an exhaustive list of actions or interests that constitute a “conflict of interest.” Moreover, the Executive and the Company recognize that there are many borderline situations.  In some instances, full disclosure of facts by the Executive to the Company’s General Counsel may be all that is necessary to enable Company or its Affiliate to protect its interests.  In other instances, if no improper motivation appears to exist and the interests of the Company or its Affiliate have not suffered, prompt elimination of the outside interest causing the conflict of interest will suffice.  In still others, it may be necessary for the Company to terminate the employment relationship.  The Company and Executive agree that the Company’s Board of Director’s determination of whether a conflict of interest exists will be conclusive.  Notwithstanding the foregoing, the Company reserves the right to take such action as, in its judgment, will end the conflict.  The Company’s termination of the employment relationship solely because the Executive violates this Section 2.5 shall be a Voluntary Termination for purposes of this Agreement.

2.6                               Annual Review.  On or about the first day of January, 2006, and on or about the last day of each year thereafter during the Initial Term, the Compensation Committee of Company’s Board of Directors shall evaluate the performance of the Executive under and consistent with this Agreement and the Company’s objectives, plans, and expectations and, in that connection, meet and discuss with the Executive any such evaluation of the services performed by the Executive under this Agreement and consistent with the Company’s objectives, plans, and expectations..

2.7                               Affiliate Office and Director Positions.  During the Term, the Executive may be nominated for election or appointed to serve as a director or officer of the Company’s subsidiaries as determined in the sole discretion of the Company’s Board of Directors.

3.                                      Compensation.  The Executive shall be entitled to compensation for any and all services performed under this Agreement except as may be otherwise agreed to in writing, by the parties, at a rate of $180,000, per year exclusive of any directors fees that the Executive may be entitled for services as a director of the Company or any of its subsidiaries or Affiliates), payable in semi-monthly installments in arrears, in cash or cash equivalents in each month that this Agreement is in effect (the “Base Salary”), less, in any case, any deductions or withholdings required by law.  The Base Salary, in the event that this Agreement is not terminated, shall be reviewed at least annually and may be increased consistent with general salary increases for the Company’s executive employees or as appropriate in light of the performance of the Company or the Executive.

4.                                      Other Benefits, Bonus and Incentive Compensation.

4.1                               Annual Incentive Bonus.  During the Executive’s employment with the Company, the Executive shall be eligible for an annual bonus (in each case, the “Bonus”) in accordance with the terms of the Company’s Annual Incentive Plan or any appropriate replacement bonus plan of the Company, each as may be amended from time to time, which Bonus may be paid in any combination of cash or the Company’s common stock. The Executive’s entitlement to a Bonus, the amount of the Bonus, and the manner of payment of the Bonus are within the sole and exclusive discretion of the Compensation Committee of the Company’s Board of Directors.  The Executive’s bonus may be prorated for any portion of the calendar year that the Executive was employed under this Agreement.

The Bonus, if any is awarded, will be payable less applicable deductions and required withholdings to Federal, state, and local taxing authorities.

In the event that acquisitions outside the ordinary course of business of the Company are made, directly or indirectly, by the Company during the Term, the Bonus shall be determined as if such acquisitions had not taken place or, alternatively, the Bonus shall be adjusted by the Company’s Compensation Committee in its sole and exclusive discretion.

4.2                               Expense Reimbursement.  The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement in the course of employment; provided, however, that the Executive must furnish to the Company an itemized account, satisfactory to the Company, in substantiation of such expenditures.

4.3                               Fringe Benefits; Plan Participation.  The Executive shall be entitled to such fringe benefits as may be provided or established from time to time by the Company to other senior officers of the Company, including, but not limited to, medical and insurance benefits and 401(k) and medical savings account plans.  The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time-to-time, in incentive, bonus, benefit or similar plans, including without limitation the Company’s 1999 Stock Option Plan, any other stock option, bonus or other equity ownership plan in which employees are eligible to participate, any incentive bonus plan and any other bonus, pension or profit sharing plans established and maintained by the Company.  The Executive’s participation in such plans shall be at such levels of participation as the Compensation Committee may determine in its reasonable discretion based upon the Executive’s responsibilities and performance and, when applicable, the Company’s past compensation practices.  Compensation and other benefits granted under such plans will be subject to the actual provisions and conditions applicable to such plans.  The Company shall not by reason of this Agreement be obligated to institute, establish, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to employees eligible generally to participate or receive benefits under the program or plan.

4.4                               Company Automobile.  During the Terms, the Company shall provide one automobile for the Executive’s business and personal use, or at the Company’s sole and exclusive discretion an automobile allowance of $650 per month.  The automobile will be a new automobile as of the Effective Date and will be replaced after three years of use.  The Executive reserves the right to purchase the automobile from the Company at the end of the three year period at the then net book value as defined under generally accepted accounting principles.  The automobile will be selected by the Executive, subject to approval by the Compensation Committee of the Company’s Board of Directors, which approval will not be unreasonably withheld.  The Company will provide without cost to the Executive insurance as required by applicable state law on this one automobile.

4.5                               Vacation and Leave; Holidays.  During the Executive’s employment by the Company, Executive shall be entitled to take reasonable periods of time off with pay (“PTO”), at the Executive’s Base Salary at the time such PTO is taken, during each calendar year commensurate with Executive’s executive office position or positions with the Company, in accordance with Company policy; provided that in no event shall the amount of PTO taken exceed more than four weeks in any calendar year.  Any PTO not used during a calendar year will not accumulate to following periods.  The Executive is not entitled to elect vacation compensation for any unused vacation.

5.                                      No Additional Compensation or Benefits; Unsecured Benefits; Withholdings.  Except as provided in Sections 3 and 4 or as otherwise determined by the Compensation Committee of the Company’s Board of Directors, the Executive shall not be entitled to any other or further compensation or benefits (including any insurance benefits) from the Company as a result of the services to be performed under and pursuant to this Agreement or otherwise.  None of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of the Company.  The Company may make deductions and withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

6.                                      Termination Prior to Expiration of Term and Effects of such Termination.

6.1.                            Company’s Right of Termination.  Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment under this Agreement at any time prior to the expiration of the Initial or Extended Term for any of the following reasons:

6.1.1                     For Cause Termination.  For “Cause” upon the determination by the Company’s Board of Directors that “Cause” exists for the termination of the employment relationship with the Executive.  As used in this Agreement, the term “Cause” shall mean

(a) the Executive has been convicted of a felony (which, through lapse of time or otherwise, is not subject to appeal); or

(b) the Executive has without proper legal reason, failed to perform the duties and responsibilities required of the Executive under this Agreement or otherwise which remains uncorrected for 30 Days following written notice to the Executive by the Company of such failure; or

(c) the Executive has willfully engaged in conduct that the Executive knows or should know is materially injurious to the Company or any of its subsidiaries or has violated the terms of the Company’s Code of Conduct; or

(d) the Executive violates the Foreign Corrupt Practices Act or other applicable United States law including, but not limited to, those proscribed by Section 7.

It is expressly acknowledged and agreed by the parties that the decision of whether “Cause” exists for termination of the employment relationship with the Executive by the Company is solely with the exclusive determination of the Company’s Board of Directors.  If the Executive disagrees with the decision reached by the Company’s Board of Directors, the dispute will be limited to whether the Company’s Board of Directors reached its decision in good faith.

6.1.2                     Without Cause Termination.  Following 30 Days advance written notice, for any other reason whatsoever, with or without “Cause,” in the sole discretion of the Company’s Board of Directors.

6.1.3                     Death.  Upon the Executive’s death.

6.1.4                     Disability.  Upon the Executive becoming “Disabled”.  The term “Disabled” as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Company covering the Executive at such time and is in full force and effect, the definition of permanent disability set forth in such policy.  If no such disability policy is so maintained at such time and is not then in full force and effect, the term “Disabled” shall mean the inability of the Executive, as determined in the sole judgment of the Company’s Board of Directors, by reason of physical or mental disability to perform the duties required of the Executive under this Agreement for a period of 120 Days in any one-year period.  Successive periods of disability will be considered separate periods unless the later period of disability is due to the same or related cause and commences less than three months from the ending of the previous period of disability.  Upon such determination, the Company may terminate the Executive’s employment under this Agreement upon 10 Days’ prior written notice.  If any determination of the Company with respect to Disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians.  The Executive and Company shall each appoint one member, and the third member of the panel shall be appointed by the other two members.  The Executive agrees to be available for and submit to examinations by such physicians as may be directed by the Company.  Failure to submit to any such examination may be treated by the Company as an admission by the Executive of Disability.

6.1.5                     Change of Control. The occurrence of a “Change of Control.”  For purposes of this Agreement, the phrase “Change of Control” shall mean:

(i) a change in control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or any successor rule or regulation) promulgated under the Securities Exchange of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act but excluding any employee benefit plan of the Company) is or becomes the “beneficial owner” (as defined in Rule 3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors of the Company; or

(iii) during any period of 2 consecutive years, the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be  continuing directors (as defined below, the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board of Directors; or

(iv) the Board of Directors approves a sale of all or substantially all of the assets of the Company; or

(v) the Board of Directors approves any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (ii) or (iii) of this Section 6.1.5.

For purposes of this Agreement, “Continuing Directors” shall mean (i) the directors of the Company in office on the date of this Agreement, (ii) any successor to any director in office on the date of this Agreement, and (iii) any additional director who after the date of this Agreement (a) was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection and (b) at the time of his or her nomination or selection is not an “affiliate” or “associate” (as defined in Regulation 12B under the Exchange Act) of any person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s securities then entitled ordinarily to vote for the election of directors of the Company.]

The termination of the Executive’s employment by the Company prior to the expiration of the Initial or Extended Term shall constitute a “Termination for Cause” if made pursuant to Section 6.1.1; the effect of such termination is specified in Section 6.4.  The termination of the Executive’s employment by the Company prior to the expiration of the Initial or Extended Term shall constitute an “Involuntary Termination” if made pursuant to Section 6.1.2 or Section 6.1.5; the effect of such termination is specified in Section 6.5. The effect of the employment relationship being terminated pursuant to Section 6.1.3 as a result of the Executive’s death is specified in Section 6.6. The effect of the employment relationship being terminated pursuant to Section 6.1.4 as a result of the Executive becoming Disabled is specified in Section 6.7.

6.2.                            The Executive’s Right of Termination.  Notwithstanding any other provisions of this Agreement, the Executive shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Initial or Extended Term following 30 Days’ advance written notice for any of the following reasons:

6.2.1                     Relocation.  The Executive is required by the Company to be permanently relocated to a city more than 50 miles from the Dallas / Fort Worth, Texas metropolitan area, and within 60 Days after such relocation, the Executive provides the Company with a written notice that such relocation has occurred and that the Executive intends to terminate the employment relationship under this Section 6.2.1, and thereafter such relocation is not corrected by the Company within 30 Days.

6.2.2                     The Company’s Breach.  Any material breach by the Company of any material provision of this Agreement that remains uncorrected for 30 Days following receipt of written notice of such breach by the Executive to the Company.

6.2.3                     The Executive’s Election to Terminate.  For any other reason whatsoever other than pursuant to Section 6.2.1 or 6.2.2, in the sole discretion of the Executive.

6.2.4                     Change of Control.  The occurrence of a Change of Control.

The termination of the Executive’s employment by the Executive prior to the expiration of the Term shall constitute an “Involuntary Termination” if made pursuant to Sections 6.2.1, 6.2.2 or 6.2.4; the effect of such termination is specified in Section 6.5.  The termination of the Executive’s employment by the Executive prior to the expiration of the Term shall constitute a “Voluntary Termination” if made pursuant to Section 6.2.3; the effect of such termination is specified in Section 6.3.

6.3.                            The Executive’s Voluntary Termination.  Upon a “Voluntary Termination” of the employment relationship by the Executive prior to expiration of the Term, all future compensation to which the Executive is entitled and all future benefits for which the Executive is eligible shall cease and terminate as of the date of termination.  The Executive shall be entitled to the Base Salary on a pro rata basis through the date of such termination, but the Executive shall not be entitled to any Bonus or other incentive compensation not yet paid at the date of such termination.  The effect and consequences of the Executive’s Voluntary Termination under this Agreement shall be independent of the Executive’s rights under any stock option agreement or plan or employee benefit award agreement.

6.4                               Termination for Cause.  Upon a “Termination for Cause” of the Executive’s employment relationship by the Company prior to expiration of the Term, all future compensation to which the Executive is entitled and all future benefits for which the Executive is eligible shall cease and terminate as of the date of termination.  The Executive shall be entitled to the Base Salary on a pro rata basis through the date of such termination, but the Executive shall not be entitled to any Bonus or other incentive compensation not yet paid at the date of such termination. upon termination of the employment relationship for Cause, all of the Executive’s unvested interests under any stock option agreement or plan or employee benefit award agreement shall be canceled effective as of the date of such termination of employment and the Executive shall not be entitled to any compensation or benefits thereunder from and after the date of such termination of employment.

6.5.                            Involuntary Termination.  Upon an Involuntary Termination of the employment relationship by either the Company or the Executive prior to expiration of the Term, the Executive shall be entitled, in consideration  for the Executive’s continuing obligations under this Agreement after such termination (including, without limitation, the Executive’s non-competition obligations), to receive  the compensation and benefits provided for in Sections 3 and 4 as if the Executive’s employment (which shall cease on the date of such Involuntary Termination) had continued for the full Initial or Extended Term, as is the case. As provided for in Sections 3 and 4, under all circumstances and as a minimum, the Executive is entitled to Compensation equal to 18 months of Base Salary then in effect.  In addition, , the Executive will be entitled to the Company’s then current benefit plans and/or policies, which may include health, medical, dental, disability, and life insurance, comparable to those provided to the executive officers of the Company either as a group or individually as of the date of termination for a period of 18 months.  In the event that the Company elects to pay the Executive in a lump sum for future payments, such lump sum shall be discounted to its present value.  The Executive shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, subject to the Executive complying with the Executive’s continuing obligations (including non-competition obligations), the amounts due the Executive hereunder shall not be reduced or suspended if the Executive accepts subsequent employment.  The Executive’s rights under this Section 6.5 are the Executive’s sole and exclusive rights against the Company or its Affiliates, and the Company’s sole and exclusive liability to the Executive under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship.  The Executive covenants not to sue or lodge any claim, demand, or cause of action against the Company based on Involuntary Termination for any compensation and benefit the Executive shall be entitled to receive pursuant to this Section 6.5.  If the Executive breaches this covenant, the Company shall be entitled to recover from the Executive all sums expended by the Company (including costs and attorneys fees) in connection with such suit, claim, demand, or cause of action.  Upon Involuntary Termination of the employment relationship by either the Company or the Executive, the entirety of the Executive’s unvested rights under any stock option agreement or plan or employee benefit award agreement shall vest immediately upon such termination.

6.6.                            Termination Caused by Death.  Upon termination of the employment relationship as a result of the Executive’s death, the Executive’s heirs, administrators, or legatees shall be entitled to the Executive’s pro rata Base Salary through the date of such termination, but the Executive’s heirs, administrators, or legatees shall not be entitled to any individual Bonus or incentive compensation not yet paid to the Executive at the date of such termination.  Upon the Executive’s death, the Executive’s heirs, administrators, or legatees shall be entitled only to the compensation and benefits to which the Executive is entitled under the terms and conditions of any stock option agreement or plan or employee benefit award agreement that the Executive has at the date of death or as a result of the Executive’s death.

6.7.                            Termination Caused by Disability.

In the event of the Disability of the Executive and termination of the Executive’s employment termination, the Executive shall be entitled to receive the Base Salary plus any Bonus earned but not yet paid, less any cash benefits received by the Executive under any disability insurance paid for by the Company.  All of the Executive’s other rights under this Agreement shall terminate.  Provided, however, that during any period from the date of the commencement of the period that the Executive is absent from work due disability and until commencement of the Executive’s receipt of payments of the monthly disability benefits under any disability policy maintained by the Company, the Executive shall continue to be entitled to receive and the Company shall pay and provide compensation and benefits under and in accordance with Section 3 and 4 during the remaining and unexpired portion of the Term.]

6.8.                            Offsets.  In all cases, the compensation and benefits payable to the Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which the Executive may otherwise be entitled under any and all severance plans and policies of the Company or its Affiliates.

6.9.                            Continuing Obligations.  Termination of the employment relationship shall not terminate the Executive’s obligations imposed by this Agreement that are continuing obligations, including, without limitation, the Executive’s obligations under Sections 8 through 11.

6.10.                     Deductibility of Severance Compensation.  Notwithstanding anything in this Agreement to the contrary, no more than sixty (60) Days after the effective date of the Executive’s termination causing payment of termination or severance benefits under this Agreement or otherwise, the Company shall calculate the amount of any “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If any part of the termination or severance benefits provided pursuant to this Agreement would not be deductible due to the provisions of Section 280G of the Code, the termination or severance benefits shall be reduced to the extent, but only to the extent, necessary so that the amount of the termination or severance benefits provided hereunder will be deductible by the Company.

6.11.                     Responsibility for Taxes.  The Executive agrees to pay taxes, if any, which are required by law to be paid with respect to the amounts the Executive receives pursuant to this Agreement.  The Executive warrants that the Company has not made any representations about the tax consequences of this Agreement, and the Executive has not relied upon any such representations in entering into this Agreement.

7.                                      United States Foreign Corrupt Practices Act, Securities Laws and Other Laws.  The Executive shall at all times comply with United States laws applicable to the Executive’s actions on behalf of the Company, including specifically, without limitation, the United States Foreign Corrupt Practices Act, as amended (FCPA), the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and their successor statutes.  If the Executive pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA, the Securities Act or Exchange Act, or if a court finds that the Executive has personal civil or criminal liability under the FCPA, the Securities Act or Exchange Act, or if a court finds that the Executive personally committed an action resulting in any Company entity having civil or criminal liability or responsibility under the FCPA, the Securities Act or Exchange Act with knowledge of the activities giving rise to such liability or knowledge of facts from which the Executive should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute Cause for termination under this Agreement unless (i) such action or finding was based on the activities of others and the Executive had no personal involvement or knowledge of such activities, or (ii) the Company’s Board of Directors determines in its sole and exclusive discretion that the actions found to be in violation of the FCPA, the Securities Act or Exchange Act were taken in good faith and in compliance with all applicable policies of the Company.

8.                                      Ownership and Protection of Information; Copyrights.

8.1.                            Access to Proprietary Information.  The Company shall disclose to the Executive, or place the Executive in a position to have access to, develop, or acquire knowledge of, trade secrets or confidential and/or proprietary information of the Company or its Affiliates; and/or shall entrust the Executive with business opportunities of the Company or its Affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its Affiliates.

8.2.                            Ownership of Information.  All information, ideas, concepts, processes, programs, systems, methods, formulae, techniques, improvements, discoveries, contributions and inventions, whether patentable or not, which are conceived, made, developed, discovered or acquired by the Executive, individually or in conjunction with others, during the Executive’s course of employment with the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Company.  Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and such works in progress, created in the course of employment are and shall be the sole and exclusive property of the Company.

8.3.                            Intellectual Property Development.  If, during the Executive’s employment by the Company, the Executive creates any original work of authorship or work in progress which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like), trademark, and/or patent relating to the Executive’s business, products, or services, whether such work is created solely by the Executive or jointly with others (whether during business hours or otherwise and whether on the Employer’s premises or otherwise), the Executive shall disclose such work to the Company.  The Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of the Executive’s employment; or, if the work is not prepared by the Executive within the scope of the Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of an audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work.  If such work relating to the Company’s business is neither prepared by the Executive within the scope of the Executive’s employment nor a work specially ordered and is deemed to be a work made for hire, then the Executive hereby agrees to assign, and by these presents does assign, to the Company all of the Executive’s worldwide right, title, and interest in and to such work and all rights of copyright, trademark, and patent therein.  If such work has no relation to the Company’s business, then any such title and rights related thereto will belong to the Executive.

8.4.                            Non-disclosure.  The Executive acknowledges that the business of the Company and its Affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business Affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets that the Company or its Affiliates use in their business to obtain a competitive advantage over their competitors.  The Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Affiliates in maintaining their competitive position. The Executive hereby agrees that the Executive will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its Affiliates, or make any use thereof, except in the carrying out of the Executive’s employment responsibilities under this Agreement; provided, however, that these restrictions shall not apply to (i) such portions of any information treated as confidential information or trade secrets by the Company or its Affiliates that in fact become publicly available other than through the action of the Executive, or (ii) such portions of information which, although it was treated as confidential or a trade secret at the time of its creation, is no longer confidential or a trade secret at the time of termination of the Executive’s employment by the Company as long as a reason why such information is no longer confidential or a trade secret is not due to any acts or omissions of the Executive, and provided further that such restrictions shall not apply to the portions of such information that is part of the Executive’s general business knowledge or experience.  The Company’s Affiliates shall be third party beneficiaries of the Executive’s obligations under this Section 8.  As a result of the Executive’s employment by the Company, the Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its Affiliates.  The Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company has agreed to protect and preserve such third party confidential information and trade secrets.  These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of Company’s employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps and all other writings or materials of any type).

8.5.                            Information and Property Re-delivery Upon Termination.  Upon termination of the Executive’s employment with the Company, for any reason, the Executive promptly shall deliver to the Company all of the Company’s property issued to the Executive and written materials, records, videotape, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, and other documents made by, or coming into the possession of, the Executive during the period of the Executive’s employment by the Company that are owned by the Company or its Affiliates or which contain or disclose confidential business information or trade secrets of the Company or its Affiliates, and all copies thereof.

8.6.                            Assistance in Protection.  Both during the period of the Executive’s employment by the Company and thereafter, the Executive shall assist the Company and its nominee, at any time, at the Company’s cost, in the protection of the Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted, trademarked, and patented works, including without limitation, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

The Executive agrees that if requested by the Company, the Executive will Cooperate with, assist and support the Company in connection with any investigation, settlement, defense or prosecution of any contemplated or actual litigation or other proceedings relating to or in any way connected to the Executive’s activities as an employee of the Company or any information or business records gained or seen in connection with the Executive’s employment or at the time of employment of which the Executive has personal or corporate knowledge.  “Cooperation” shall include, but shall not be limited to, assisting with responding to questions and discovery, signing affidavits, executing documents, meeting with the Company’s counsel, and appearing at depositions, administrative hearings, court hearings or trials.

The Executive agrees to communicate with any party adverse to the Company, or with a representative, agent, or legal counsel for such party, concerning any such pending or future claims or litigation or administrative hearing solely through legal counsel for the Company.

8.7.                            Remedies.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 8 by the Executive.  After provision of 15 Days advance written notice, and if the Executive fails to remedy such alleged breach within such period of time, the Company shall be entitled to enforce the provisions of this Section 8 by terminating any payments then owing to the Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such alleged breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to other agreements with the Executive.

9.                                      Non-competition Obligations.

9.1.                            Access to Proprietary Information.  The Company shall disclose to the Executive, or place the Executive in a position to have access to, develop, or acquire knowledge of, trade secrets and/or proprietary or confidential information of the Company or its Affiliates; and/or shall entrust the Executive with business opportunities of the Company or its Affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its Affiliates.

9.2.                            Non-Competition.  As an additional incentive for the Executive to enter into this non-competition agreement of this Section 9, and as part of the consideration for this Executive’s non-competition agreement hereunder; the Executive agrees that trade secrets and confidential information of the Company or its Affiliates will be disclosed or entrusted to the Executive, the business goodwill of the Company or its Affiliates will be developed by the Executive, or business opportunities will be disclosed or entrusted to the Executive by the Company or its Affiliates.  The Executive agrees that during the period of the Executive’s non-competition obligations hereunder, the Executive will not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its Affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business: (i) engage in any business competitive with the business conducted by the Company; (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company; (iii) induce any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or its Affiliates, or hire or assist in the hiring of any such employee  by any person, association, or entity not Affiliated with the Company.  A business competitive with the business of the Company is defined as any business that sells or produces a healthcare membership savings card business or distributes its product and/or services through a network marketing strategy.  These non-competition obligations shall extend for so long as the Executive is employed by the Company or, if the employment relationship terminates prior to the expiration of the Term, for a period of three years following termination of the Executive’s employment relationship.

9.3.                            Remedies.  The Executive understands that the foregoing restrictions may limit the Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that the Executive will receive sufficiently high remuneration and access to and knowledge of confidential and proprietary information and trade secrets and other benefits (e.g., the right to receive compensation under this Agreement for the remainder of the Term upon Termination except for termination for Cause or voluntary termination) under this Agreement to justify such restriction.  The Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 9 by the Executive, and the Company shall be entitled to enforce the provisions of this Section 9 by terminating any payments then owing to the Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from the Executive involved in such breach and remedies available to the Company pursuant to other agreements with the Executive.

9.4.                            Judicial Modification.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Section 9 to be reasonable and necessary to protect the proprietary and/or confidential information and trade secrets of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

10.                                 Dispute Resolution

10.1                        Dialogue.  In the event of a “Dispute,” the parties shall through confidential dialogue and communication, including, as appropriate, fact to face personal discussions, attempt to achieve an amicable and mutually satisfactory resolution of such claim, dispute or controversy.  In this regard an officer, as may be designated in writing by the Company, will represent the Company.

10.2                        Submission to Mediation.  Any “Dispute” that cannot be resolved by the parties shall be submitted to mediation before a mediator selected by the parties.  The parties shall bear their own costs for mediation and the costs of the mediator shall be borne equally.

10.3.                     Submission to Arbitration.  If the parties are unable to agree to a mediator within 15 Days or if the Dispute is not resolved as a result of the mediation within 60 Days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of such controversy or claim.  Any such arbitration shall take place in Dallas, Texas and shall be conducted before three arbitrators.  The parties hereby submit to the jurisdiction of the courts (federal and state) in Dallas, Texas for the entering and enforcement of such order confirming the arbitrators’ award. The arbitrators shall have all the powers of a Texas court of law and equity, including the power to order specific performance of this agreement and the production of relevant and unprivileged documents by one party for any inspection and duplication by the other party prior to any hearing.  Any arbitration decision pursuant to this Section 10 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction.  An award of costs and fees (including reasonable attorneys’ fees and arbitration fees) incurred by the parties in carrying on any arbitration proceeding hereunder shall be determined by the arbitrators by reference to fault.  Nothing in this Agreement shall limit the right of the parties, before and during such arbitration, to have recourse to such judicial remedies, including preliminary injunction and attachment, as would be available in the absence of this Section 10.  For purposes of this Agreement, the term “Dispute” means any dispute, disagreement, breach, or difference which arises between or among the parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it).

11.                               Miscellaneous.

11.1                        Maintenance of Privacy Rights.  The Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company, any of its subsidiaries or Affiliates, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose trade secrets of or private or confidential information about the Company, any of its subsidiaries or Affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of the Company, any of its subsidiaries or Affiliates, or any of such entities’ officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of the Company, any of its subsidiaries or Affiliates, or any of such entities’ officers, employees, agents, or representatives; or that place the Company, any of its subsidiaries or Affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its subsidiaries or Affiliates, or any of such entities’ officers, employees, agents, or representatives.  A violation or threatened violation of this prohibition may be enjoined by court of competent jurisdiction or by an arbitration panel pursuant to Section 10.  The rights afforded the Company and its Affiliates under this Section 11.1 are in addition to any and all rights and remedies otherwise afforded by law.

11.2                        Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If the Company, to:	Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Attention: Judith Henkels, Chief Executive Officer,
President and Chairman of the Board

With a copy to	Precis, Inc.
2040 North Highway 360
Grand Prairie, Texas 75050
Attention: General Counsel

If the Executive, to:	Robert L. Bintliff
3612 Autumn Drive
Fort Worth, Texas 76109

Each party must furnish a change of address to the other in writing in accordance herewith.  Notices of changes of address shall be effective only upon receipt.

11.3                        Applicable Law.  This Agreement shall be governed in all respects by the laws of the State of Texas, notwithstanding any conflict-of- law rule or principle that might refer the construction of the Agreement to the laws of another State or country.  In the event that any law or laws of the State of Texas shall require or otherwise dictate that the law of another state or jurisdiction be applied in any proceeding involving this Agreement, such Texas law or laws shall be superseded by this provision and the remaining laws of the State of Texas shall nonetheless be applied in such proceeding.

11.4                        Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any term or provision of this Agreement may be waived in writing at any time by a party, if the party is entitled to the benefits thereof.  No such waiver shall, unless explicitly stated, be a continuing waiver.  No failure to exercise or delay in exercising any right hereunder shall constitute a waiver thereof.  The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement.  Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of any continuing or succeeding breach of such right, power or remedy under this Agreement.  No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

11.5                        Effect of Invalid Provisions.  It is the desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. In the event any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

11.6.                     Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of the Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of an authorized officer of the Company.

11.7.                     Entire Agreement.  Except as provided in (1) written company policies promulgated by the Company dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions or other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, or (2) any signed written agreements contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to the Executive’s employment relationship with the Company and the term and termination of such relationship, and replaces and merges previous agreements and discussions pertaining to the employment relationship between the Company and the Executive. Specifically, but not by way of limitation, the Employment Agreement dated June 8, 2001 between the Company, The Capella  Group, Inc. and the Executive is hereby canceled and the Executive hereby irrevocably waives and renounces all of the Executive’s rights and claims under such June 8, 2001 Employment Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

11.8                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

11.9                        Headings and Captions; Interpretation.  In this Agreement, unless the context otherwise requires, (i) references to Sections are to Sections of this Agreement; (ii) use of any gender includes the other genders; (iii) any reference to a “Day” (including the phrase “Business Day) shall mean a period of 24 hours running from midnight to midnight; (iv) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, modified or supplemented at any time; (v) where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase shall have corresponding meanings; (vi) a reference to this “Agreement” or any other agreement or document shall be construed as a reference to it as amended, or modified from time to time; and a reference to “Affiliate” or “Affiliated”  means an entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  The headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

11.10 Confidentiality.  The Executive understands and hereby agrees that the contents, details, terms, and/or negotiation of this Agreement are strictly CONFIDENTIAL. The Executive further agrees that he or she will NOT DISCLOSE any of the contents, details, terms, and/or negotiation of this Agreement to any person or organization except under process of law.

[Intentionally Left Blank]

11.11 Consultation with Independent Counsel.                                           THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OR HER CHOICE PRIOR TO EXECUTING THIS AGREEMENT.  The Executive acknowledges that he or she is fully advised as to the meaning and finality of this Agreement and intends to be bound by it.

IN WITNESS WHEREOF, parties have duly executed this Agreement in multiple originals to be effective on the date first stated above.

“Company”	PRECIS, INC.

	By:	/s/ Judith H. Henkels
Judith H. Henkels
Chief Executive Officer

“Executive”	By:	/s/ Robert L. Bintliff
Robert L. Bintliff
Chief Financial Officer